UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 6, 2023

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	BPMC	Nasdaq Global Select Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

Effective January 6, 2023, the Board of Directors (the “Board”) of Blueprint Medicines Corporation (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, unanimously appointed John Tsai, M.D. to fill a newly created vacancy on the Board resulting from the retirement of George D. Demetri, M.D., FASCO, who will be joining the Company’s Scientific Advisory Board. Dr. Tsai was appointed as a Class III director of the Company, to serve in such capacity until the annual meeting of the Company’s stockholders in 2024 or until his earlier resignation, death or removal.

From May 2018 through May 2022, Dr. Tsai served as the President, Global Drug Development and Chief Medical Officer at Novartis AG (“Novartis”), a leading global medicines company. Prior to joining Novartis in 2018, Dr. Tsai served as Chief Medical Officer and Senior Vice President of Global Medical Affairs at Amgen Inc. and spent 11 years at Bristol-Myers Squibb Company (“Bristol-Myers”). During his tenure at Bristol-Myers , Dr. Tsai held positions of increasing responsibility within the Medical and Drug Development organizations, including Head of Late Phase Development and Oncology Development Leader, Head of Worldwide Medical Affairs, Chief Medical Officer Europe, Head of U.S. Medical, and Vice-President, Cardiovascular and Metabolics Disease Area. Earlier in his career, Dr. Tsai held drug development roles at Pfizer Inc. and manufacturing roles at General Electric Company. Dr. Tsai received a B.S.E.E. in Electrical Engineering from Washington University in St. Louis and an M.D. from University of Louisville School of Medicine.

Upon his election to the Board, Dr. Tsai was granted an option to purchase 7,950 shares of the Company’s Common Stock at an exercise price of $46.87 per share, which was the closing price of the Company’s Common Stock on the date of grant, and which will vest in equal monthly installments during the three years following the grant date, subject to Dr. Tsai’s continued service on the Board. Dr. Tsai was also granted 3,900 restricted stock units, which will vest in equal annual installments over a three-year period beginning on the one-year anniversary of the grant date, subject to Dr. Tsai’s continued service on the Board. Each restricted stock unit will entitle Dr. Tsai to one share of the Company’s Common Stock if and when the restricted stock unit vests.

Dr. Tsai has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Dr. Tsai and any other person pursuant to which he was appointed as a director of the Company.

In connection with Dr. Tsai’s election to the Board, Dr. Tsai entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-202938) filed with the Securities and Exchange Commission on March 23, 2015. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Tsai for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

A copy of the Company’s press release announcing the appointment of Dr. Tsai is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Director Resignation

On January 4, 2023, George D. Demetri, M.D., FASCO notified the Company of his resignation as a Class III member of the Company’s board of directors effective immediately. Dr. Demetri’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on January 6, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and incorporated as Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: January 6, 2022	By:	/s/ Kathryn Haviland
Kathryn Haviland
Chief Executive Officer